Exhibit 10.3 – Exchange Agreement between VT International, Inc. and Nanotailor, Inc.

Exchange Agreement

This Exchange Agreement (the “Agreement”) is entered into effective as of March 14, 2008, by and among VT International Corp., an Arizona corporation (the “Company”) , Visitalk Capital Corporation (“VCC”), a Nevada corporation, Nanotailor, Inc., a Delaware corporation (“Nanotailor”) and the Nanotailor shareholders transferring their shares of Nanotailor (the “Nanotailor Shareholders”).  The Company, VCC, Nanotailor and the Nanotailor Shareholders are hereinafter referred to as the “Parties.”

Recitals

A.           WHEREAS, Nanotailor is a development stage company and was incorporated under the laws of the State of Delaware on March 22, 2007.  Nanotailor is developing a process to manufacture single walled nano tubes based on technology developed by NASA and licensed to the Company via a license dated April 27, 2007 (the “Business“).

B.           WHEREAS, the Company was formed pursuant to the Second Joint Plan of Reorganization of visitalk.com, Inc. confirmed and deemed effective by the Bankruptcy Court (the “Plan”).

C.           WHEREAS, VCC, the largest shareholder of the Company, holds 4,200,632 shares of common stock.

D.           WHEREAS, the Board of Directors of Nanotailor has approved, subject to the terms of this Agreement, the transfer of all of the outstanding stock of Nanotailor to the Company.

E.           WHEREAS, the Board of Directors of the Company has approved, subject to the terms of this Agreement, the acquisition of the stock of Nanotailor in exchange for common stock of the Company.

F.           WHEREAS, the Nanotailor Shareholders have appointed the Chief Executive Officer of Nanotailor as their agent to execute this Agreement.

G.           WHEREAS, the Company, Nanotailor and the Nanotailor Shareholders hereby enter into this Agreement to effectuate the foregoing on the terms and conditions set forth herein.

Agreements

Now, therefore, in consideration of the mutual promises and covenants herein contained the Parties hereby agree as follows:

Article 1 - Exchange

1.1           Stock to be Exchanged.  On the Closing Date (as defined herein) the Nanotailor Shareholders shall assign and deliver to the Company, and the Company shall acquire from the Nanotailor Shareholders, all classes of the outstanding stock of Nanotailor (the “Nanotailor Shares”).  The names, addresses and social security numbers of the Nanotailor Shareholders are attached as Schedule 1.1.

1.2           Acquisition Price.  In consideration for the acquisition of the Nanotailor Shares, the Company shall issue the Nanotailor Shareholders 53,800,000 restricted shares of the Company common stock as specified on Schedule 1.2 (the “Consideration Shares”).  Such issuance must be in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “33 Act”) as set forth in an opinion to be issued by Nanotailor’s counsel, which opinion is a Closing requirement.

1.3           Closing Date.  The issuance and acquisition provided for herein shall be consummated and closed (the “Closing”) at the offices of the Company, 14647 S. 50th Street, Phoenix, Arizona 85044, at 1:00 P.M., local time, on April 30, 2008 or such other place or time as mutually agreed to by Nanotailor and the Company (herein referred to as the “Closing Date”).

1.4           Reorganization Status.  The parties intend that the transactions contemplated under this Agreement qualify as a “B reorganization” as defined in I.R.C. § 368(a)(1)(B) and shall file all required elections and returns to report this transaction consistent with such intent.

ARTICLE 2 - Additional Terms

2.1           Other Agreements.  At the Closing, the Company shall enter into that certain Shareholder’s Agreement in form attached hereto as Exhibit 2.1.

2.2            Agent for the Nanotailor Shareholders.  The Nanotailor Shareholders hereby appoint the Authorized Signers of Nanotailor to act as their Agent with full power to execute this Agreement and the Shareholders Agreement on their behalf and to modify this Agreement, waive requirements or modify the Shareholder’s Agreement or other related agreements.

2.3           Eligibility for Trading of Company Common Shares and Warrants.  After Closing, the Company shall use its commercially reasonable efforts, to cause the Company’s common stock and Series C through F Plan Warrants to be listed for trading at its sole option with the OTC Bulletin Board or on the Pink Sheets.

2.4           Filing for Registration under the Exchange Act.  After Closing, the Company shall use its commercially reasonable efforts, to cause the Company’s common stock to be registered under the Exchange Act of 1934 (the “34 Act”) by filing a Form 10.

2.5           Filing for Registration of VCC’s shares.  After Closing, the Company shall use its commercially reasonable efforts, to cause VCC’s common stock to be registered under the 33 Act by filing, pursuing and maintaining, as necessary, a Registration Statement.

2.6           Special Loan for Registration Costs.  Prior to the Closing Date, VCC will lend the Company $50,000 to be deposited into a Special Segregated Bank Account with release of such funds only for costs of the Registrations under the 33 Act and the 34 Act.  The terms of release of these funds shall be governed by the Note evidencing this $50,000 loan, attached hereto as Exhibit 2.6.

2.7           Warrant Funding Plan. Upon execution of this Agreement, the Company shall lower the price of the Series A and B Warrants (and possibly the C Warrants) on a temporary basis to induce exercise.  The reduced price shall be determined by the Company in consultation with Nanotailor.  The Company shall publish an information statement to be distributed to the Warrant Holders and the Shareholders giving the Warrant Holders 30 days to exercise such Warrants at such reduced price.  Such notice shall also include a proxy for a Company shareholders meeting to change the domicile of the Company and allow, in the event of a Closing, for the change of the Company’s name to a New Name as specified below (the “Proxy”).

2.8            Name Change.  Shortly after the Closing Date, and in any event, before the Company lists its common stock for trading, the Company shall change its name to a name to be specified by Nanotailor (the “New Name”)

2.9           Domicile Change.  The Company will change its domicile to Delaware after the Closing.

2.10         Transfer Agent.  The Company is currently its own Stock and Warrant Transfer Agent.  As part of the Domicile Change, the Company will retain the services of a qualified transfer agent to act as its Transfer Agent and/or Warrant Agent.

2.11         Completion of Exhibits and Schedules.  All Exhibits not attached hereto shall be completed on or before April 30, 2008.

ARTICLE 3 - Representations, Warranties and Agreements
of Nanotailor

As an inducement to the Company to enter into and perform this Agreement, Nanotailor covenants, represents and warrants as follows:

3.1           Authority.  Nanotailor has the full legal power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of law, Nanotailor’s Articles of Incorporation or Nanotailor’s bylaws.  Nanotailor has or at the Closing Date will have taken all necessary action (including action of Nanotailor’s board of directors and shareholders, as required) to authorize and approve the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

3.2           Organization and Good Standing.  Nanotailor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as now being conducted.  Nanotailor does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation, or other interest in any corporation, partnership, joint venture, or other entity.

3.3           No Violation.  Nanotailor has not received notice of any violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to their operations or properties; to the best knowledge and belief of Nanotailor, no such violation presently exists; and all buildings, improvements and other structures owned or used by Nanotailor in the Business conform to all applicable laws, ordinances, codes and regulations, including, without limitation, the Americans With Disabilities Act (“ADA”).  To the best knowledge and belief of Nanotailor, Nanotailor and its services, practices, billings, properties, equipment, machinery, buildings and operations relating to the Business are in full compliance with all applicable federal, state and local laws, statutes, ordinances, codes, regulations, rules, orders, restrictions and requirements, governmental, administrative, judicial and otherwise, including, without limitation, those relating to wages, prices, equal opportunity, environmental protection, safety, health, building and zoning, and the ADA, and to the best knowledge and belief of Nanotailor, no changes in any such laws, statutes, ordinances, codes, regulations, rules, orders, restrictions or requirements have been proposed or are in process with which the Company could not comply after the Closing Date without materially adversely affecting the Business or its operation or profitability.

3.4           Licenses, Permits and Approvals.  Nanotailor holds all licenses, permits, franchises, authorizations, approvals, consents and rights from all appropriate federal, state, local or other public governmental or administrative or judicial authorities necessary in connection with the operation of the Business by Nanotailor.

3.5           Taxes.  Nanotailor has filed with appropriate federal, state and local governmental agencies all tax returns and reports required to be filed by Nanotailor.  To the best knowledge and belief of Nanotailor, Nanotailor has paid all taxes and assessments which became due prior to the date hereof.  Nanotailor warrants that it will file those returns and reports as soon as reasonably practical and that is will provide such evidence as the Company shall reasonably require to prove it has complied with this Section 3.5.  This warranty survives the Closing Date until after all returns and reports are filed.

3.6           Contracts.  Nanotailor has performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default under, any outstanding indenture, mortgage, deed of trust, contract, agreement, lease or other commitment to which it is a party or by which it is bound and relates to the Business or under any provision of Nanotailor’s Articles of Incorporation or by-laws.

3.7           Conduct of Business.  Except as set forth on Schedule 3.7 hereto, Nanotailor has not:

(a)           experienced any material adverse change in the assets, liabilities or business relating to the Business;

(b)           suffered the filing, or learned of any basis for the institution of, any action, suit, proceeding or governmental investigation, with respect to the business, properties, assets or goodwill relating to the Business;

(c)           entered into any contract to provide or restrict any future use of the Business by any persons;

(d)           billed any accounts relating to the Business in advance or collected any advance payment or deposit under any contract relating to the future use of the Business; or

(e)           entered into any other transaction relating to the sale, lease or other disposition of the Business.

3.8           Insurance.  Nanotailor has in effect the insurance coverage with respect to the Business described in Schedule 3.8 attached hereto, which description includes the name of the insurer, the policy number, the name of the insured, the type and amount of coverage and risks insured, and Nanotailor has delivered to the Company complete and accurate copies of all such insurance policies.  To the best of Nanotailor’s knowledge and belief, such insurance coverage, as to amounts and types of coverage and risks insured, is adequate for the Business as presently conducted.  Nanotailor commits to obtain key person life insurance on Jeanette Benavides for at least $250,000  on, or prior to, the day which is ninety (90) days after the Closing Date, and to maintain that insurance for at least 24 months thereafter.

3.9           Litigation.  Except as set forth in Schedule 3.9, Nanotailor is not engaged in or threatened with any claim, action, litigation, investigation, audit, arbitration, dispute or proceeding relating to the Business, and Nanotailor are not now subject to any order, decree or other governmental restriction adversely affecting the business or assets of the Business or which would prevent or hamper the consummation of the transactions contemplated by this Agreement.

3.10         Patents, Copyrights, Trademarks, Etc.

(a)           Nanotailor owns all patents or rights to use patents on a basis described in Schedule 3.10, trademarks and copyrights, if any, necessary to conduct the Business, or possesses adequate licenses or other rights, if any, therefore, to the best of Nanotailor’s knowledge and belief, without conflict with the rights of others.

Schedule 3.10 attached hereto is a true and correct description of the following (together with the Intellectual Property, the "Proprietary Rights"):

(i)           All trademarks, trade names, service marks and other trade designations, including common-law rights, registrations and applications therefore, and all patents, copyrights and applications currently owned, in whole or in part, by the Company, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Nanotailor is a party (including expiration dates if applicable); and

(ii)           All agreements relating to technology, know-how or processes that Nanotailor is licensed or authorized to use by others, or which it licenses or authorizes others to use.

(b)           Except as specified, Nanotailor has the sole and exclusive right to use the Proprietary Rights identified in Schedule 3.10 in the United States.  To the best of Nanotailor’s knowledge and belief, Nanotailor has the right to use the Proprietary Rights without infringing or violating the rights of any third parties. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any such license or agreement, and Nanotailor does not know of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

(c)           Nanotailor has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Nanotailor infringes upon or involves, or has resulted in the infringement of, any Proprietary Right of any other person, corporation or other entity; and, to the best of Nanotailor’s knowledge and belief, no proceedings have been instituted, are pending or are threatened which challenge the rights of Nanotailor with respect thereto. Nanotailor has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by Nanotailor.

3.11         Financial Statements.  Schedule 3.11 attached hereto sets forth the financial statements delivered to the Company by Nanotailor.  To the best knowledge of Nanotailor, all such financial statements are true, accurate and complete and present fairly the financial position of Nanotailor as of the dates stated and results of operations of Nanotailor for the periods depicted.

3.12         Employee Benefits.   Nanotailor has not issued nor approved, nor sponsor, maintain, or otherwise is a party to, or is in default under, or has any accrued obligations under any pension, profit sharing or other retirement plan, fringe benefit plan, health, group insurance or other welfare benefit plan, or other similar plan, agreement, policy or understanding, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal and whether legally binding or not.

3.13         Commitments.

(a)           As of the date hereof, except as specified on Schedule 3.13, Nanotailor has not entered into nor are its assets or business bound by, whether or not in writing, any (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or surety ship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee; (x) agreement relating to any matter or transaction in which an interest is held by a person or entity which is an affiliate of Nanotailor; (xi) any agreement for the acquisition of services, supplies, equipment, or other personal property entered into other than in the ordinary course of business and involving more than $5,000.00 in the aggregate; (xii) powers of attorney; (xiii) contracts containing non-competition covenants; (xiv) agreement relating to any material matter or transaction in which an interest is held by a person or entity which is an "affiliate" of Nanotailor as that term is defined in Rule 144(a)(i) of the Securities and Exchange Commission under the 33 Act, or any "associate" of any such affiliate as that term is defined in Regulation 14A of the general rules and regulations under the Securities Exchange Act of 1934; (xv) any other contract or arrangement that involves either an unperformed commitment in excess of $5,000.00 or that terminates more than one year from the date hereof; or (xvi) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of Nanotailor (all of the foregoing are hereinafter collectively referred to as the "Commitments").  True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been delivered to the Company.  To the best of Nanotailor’s knowledge and belief, there are no existing defaults, events of default or events, occurrences or acts that, with the giving of notice or lapse of time or both, would constitute defaults, and no penalties have been incurred nor are amendments pending, with respect to the Commitments.  The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their terms, and no defenses, off-sets nor counterclaims have not been asserted nor, to the best of the knowledge of Nanotailor, may be made by any party thereto, nor has Nanotailor waived any rights there under.  Nanotailor is not a party to, and none of its assets are subject to or otherwise affected by, any agreement or instrument, or any charter or other restriction, or any judgment, order, writ, injunction, decree, rule or regulation, that could or does materially adversely affect its assets or business.

(b)           Except as contemplated herein, Nanotailor has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and Nanotailor does not know of any fact that would justify the exercise of such right. Nanotailor does not currently contemplate, nor have reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. None of the customers or suppliers of Nanotailor has refused, or communicated that it will or may refuse to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, Nanotailor.

3.14         Disclosure.  No representation or warranty made herein by Nanotailor and no written statement, certificate, schedule or document, including without limitation any projection, report or summary given or to be given to the Company pursuant to this Agreement, or with respect to the transactions contemplated hereunder, contains or will contain any untrue statement of a material fact, or will omit to state a material fact necessary to make the statements contained herein or therein under the circumstances under which they were made not misleading, and Nanotailor have made, and will make in good faith through the Closing Date, full disclosure of all material facts with respect to the Business, including, without limitation, the operations, assets and prospects which a prudent the Company would deem relevant.

3.15         Updating of Schedules.  There has been no material adverse change in any of the matters reflected in any Schedule made a part of this Agreement from the respective dates thereof to and including the date of this Agreement, nor will there be any material adverse change in such matters from the date hereof to and including the Closing Date.  All Schedules attached hereto are true, accurate and complete in all material respects and will be updated by Nanotailor to include information as of such date as may be requested by the Company and delivered to the Company prior to or on the Closing Date with any and all changes marked so that all such Schedules are true, accurate and complete in all respects.

3.16         Basis for Representations and Warranties.  Prior to executing this Agreement, Nanotailor has made such affirmative and thorough reviews, searches, inspections and inquiries relating to Nanotailor and the Business, and have consulted with such third parties, which a prudent person might deem necessary or advisable in order to gain knowledge concerning the matters to which the representations and warranties relate.  With respect to the subject matter of any representation and warranty which is subject to the “best knowledge and belief” of Nanotailor or similar qualification, such representation or warranty shall be deemed to include matters which Nanotailor should have known with respect to the subject matter of such representations and warranties.

Article 3A - Representations, Warranties and Agreements
of the Nanotailor Shareholders

As an inducement to the Company to enter into and perform this Agreement, the Nanotailor Shareholders each covenant, represent and warrant as to himself, herself or itself as follows:

3.17         Authority.  The Nanotailor Shareholder has the full legal power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of law.  The Nanotailor Shareholder has or at the Closing Date will have taken all necessary action to authorize and approve the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

3.18         Ownership.  The Nanotailor Shareholder is the record, beneficial and equitable owner of such number of shares of Common Stock as is set forth opposite his or its name on Exhibit “1.1”, and hold said shares free and clear of all liens, claims or encumbrances, and have the full right and authority to exchange or transfer said shares pursuant to the terms of this Agreement.

3.19         Absence of Conflicts.  The Nanotailor Shareholder execution and delivery of this Agreement, the transfer of his, her or its shares of Nanotailor Common Stock and the consummation by them of the transactions set forth in this Agreement do not and shall not cause him or it to violate or contravene any provision of law or any governmental rule or regulation.

3.20         Investment Intent.  The shares of the Company’s common stock transferred to the Nanotailor’s Shareholder in exchange for all the Nanotailor stock are being acquired by the the Nanotailor Shareholder for his, her or its own account, with the intention of holding for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating directly or indirectly in a distribution of such shares. Nanotailor understands that such shares are “restricted securities” as defined under Rule 144 as promulgated under the Securities Act and will bear an appropriate legend indicating that such shares can not be sold or transferred without registration under the Securities Act or pursuant to applicable exemption from such registration.

3.21         No Approvals.  No approval of any governmental authority is required  in connection with the consummation of the transactions set forth in this Agreement by the Nanotailor Shareholder.

3.22         Complete Disclosure.  No representation or warranty of the Nanotailor Shareholder which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to the Nanotailor Shareholders knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

3.23         No Defense.  It shall not be a defense to a suit for damages by another party to this Agreement against the Nanotailor Shareholder for any misrepresentation or breach of covenant or warranty that the other party which is suing the Nanotailor Shareholder knew or had reason to know that any covenant, representation or warranty of the Nanotailor Shareholder in this Agreement contained untrue statements.

ARTICLE 4 -
Representations and Warranties of the Company and VCC

As an inducement to Nanotailor to enter into and perform this Agreement, the Company and VCC jointly and severally covenant, represent and warrant to, and agree as follows:

4.1           Authority.  The Company and VCC have the full legal power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of law, their respective Articles of Incorporation or their respective bylaws.  the Company and VCC have taken all necessary action (including action of their respective board of directors, as required but excluding consent of their respective shareholders) to authorize and approve the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

4.2           Organization and Good Standing.  the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.3           Capitalization.

(a)           Authorized Capital Stock.  As of the Closing Date and pursuant to the Plan (i) the authorized capital stock of the Company consists of 200,000,000 shares of common stock with no par value and 10,000,000 shares of preferred stock, undesignated as to other attributes, with a par value of $.001 per share, and (ii) the Company has issued and outstanding a total of 5,130,935 shares of common stock after the computation of the anti-dilution provisions of certain classes under the Plan.

(b)           Warrants Outstanding.  Pursuant to the Plan, the Company has outstanding 8,423,290 of Series A Warrants and 8,423,290 Series B Warrants, each of which entitle the holder thereof to purchase one share of the Company’s common stock at $2.00 per share and which expire on August 31, 2008; 8,423,290 of Series C Warrants and 8,423,290 Series D Warrants each of which entitle the holder thereof to purchase one share of the Company’s common stock at $3.00 per share and which expire on August 31, 2008; and 8,423,290 Series E Warrants and 8,423,290 Series F Warrants each of which entitle the holder thereof to purchase one share of the Company’s common stock at $4.00 per share and which expire on August 31, 2008.

(c)           Duly Issued.  All of the outstanding shares of capital stock of the Company are duly and validly authorized and issued, fully paid and non-assessable and all outstanding warrants representing binding obligations of the Company to issue additional shares in accordance with the terms thereof.

(d)           No Pre-Emptive Rights.  Except for the Plan Warrants and shares to be issued under the anti-dilution rights of certain classes under the Plan, the Company has no outstanding obligations for the issuance of or conversion into any shares of its capital stock and, excluding the Shareholders Agreement, there are no pre-emptive or other rights held by any current or former shareholder of the Company with respect to the issuance of any shares of its capital stock.

4.4           Valid Issue.  Upon issuance, the Consideration Shares of restricted Company common stock issued in exchange for all the shares of Nanotailor’s capital stock shall be duly and validly authorized and issued, fully paid and non-assessable.

4.5           Taxes.  the Company has filed with appropriate federal, state and local governmental agencies all tax returns and reports required to be filed by the Company and has paid all taxes and assessments which became due prior to the date hereof and shall pay all such taxes and assessments which become due on or prior to the Closing Date.

4.6           Litigation.  the Company is not engaged in or threatened with any claim, action, litigation, investigation, audit, arbitration, dispute or proceeding, and the Company is not now subject to any order, decree or other governmental restriction adversely affecting its business or assets or which would prevent or hamper the consummation of the transactions contemplated by this Agreement or the Company’s intended use or operation of the Acquired Assets.

4.7           Financial Statements.  Schedule 4.7 attached hereto sets forth the financial statements delivered to Nanotailor by the Company.  All such financial statements are true, accurate and complete and present fairly the financial position of the Company as of the dates stated and results of operations of the Company for the periods depicted.

4.8           Disclosure.  No representation or warranty made herein by the Company and no written statement, certificate, schedule or document, including without limitation any projection, report or summary given or to be given to Nanotailor pursuant to this Agreement, or with respect to the transactions contemplated hereunder, contains or will contain any untrue statement of a material fact, or will omit to state a material fact necessary to make the statements contained herein or therein under the circumstances under which they were made not misleading, and the Company has made, and will make in good faith through the Closing Date, full disclosure of all material facts with respect to its operations, assets and prospects which a prudent the Company would deem relevant.

4.9           Updating of Schedules.  There has been no material adverse change in any of the matters reflected in any Schedule made a part of this Agreement from the respective dates thereof to and including the date of this Agreement, nor will there be any material adverse change in such matters from the date hereof to and including the Closing Date.  All Schedules attached hereto are true, accurate and complete in all material respects and will be updated by the Company to include information as of such date as may be requested by Nanotailor and delivered to Nanotailor prior to Closing Date with any and all changes marked so that all such Schedules are true, accurate and complete in all respects.

4.10           Basis for Representations and Warranties.  Prior to executing this Agreement, the Company has made such affirmative and thorough reviews, searches, inspections and inquiries relating to the Company, and has consulted with such third parties, which a prudent person might deem necessary or advisable in order to gain knowledge concerning the matters to which the representations and warranties relate.  With respect to the subject matter of any representation and warranty which is subject to the “best knowledge and belief” of the Company a similar qualification, such representation or warranty shall be deemed to include matters which the Company should have known with respect to the subject matter of such representations and warranties.

ARTICLE 5 - Additional Agreements

5.1           Access to Records and Properties.  Upon execution of this Agreement and through the Closing Date, the Company and Nanotailor, and their respective accountants, counsel and other representatives, shall have full access to all of the properties, assets, books, records, tax returns, leases, contracts and agreements, and all information concerning the business and properties of the other as each may request.  Each party shall provide reasonable assistance to the other in connection with the conduct of the due diligence review of the business, properties and financial condition of the other.

5.2           Confidentiality.  The Parties agree to keep all information exchanged including this Agreement confidential (the “Confidentiality Agreement”) unless otherwise required to be disclosed, providing that no public disclosure of the terms of this Agreement or documents related to the Transaction, shall be made by the Company or Nanotailor, or their respective officers, directors, stockholders, employees or agents, except as may be required by law or by judicial or other compulsory process; provided however, that if the Company deems it in the best interest of the Company to make a public announcement, the content of such announcement must be mutually acceptable to both the Company and Nanotailor.  If either party intends to make a disclosure of the terms of this Agreement or the related documents as required by law or by judicial or other compulsory process, such party shall notify the other party as soon as possible, and if permissible, in advance of any such disclosure.  Such Confidentiality Agreement does not apply to the anticipated Proxy or Warrant Reduction Announcement or a Press Release that will accompany such information disemination, except that Nanotailor shall have the right to comment on such documents.

5.3           No Solicitation.  From the date of this Agreement until the Closing or Termination of this Agreement, neither Party shall directly or indirectly, through any officer, director, agent, or otherwise, solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals, or offers from any potential buyer relating to the acquisition of Nanotailor or a merger with the Company, or participate in any material discussions or negotiations regarding, or furnish to any person any proprietary or confidential information which could be used to solicit an offer from a potential party to such transactions or could be used by such a potential buyer to make or finance such an inquiry, proposal or offer of such transactions.

ARTICLE 6 - Conditions Precedent

6.1           Conditions Precedent to the Obligations of the Company.  Notwithstanding any other provision of this Agreement, the obligation of the Company to consummate the transactions hereunder shall be subject to the satisfaction on the Closing Date of the following conditions precedent, unless waived in writing by the Company:

                (a)           Representations, Warranties and Covenants.  The representations and warranties of Nanotailor contained in Article 3 hereof shall be true and correct as of the date when made and as of the Closing Date, except to the extent necessary to reflect the consummation of the transactions provided for herein and except as otherwise contemplated by this Agreement.  Nanotailor shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(b)           Licenses, Permits, Approvals, Etc. the Company shall have applied for and obtained all governmental, administrative and other licenses, permits, approvals, consents and authorizations, which, in the opinion of the Company, are required or desirable in connection with the Company’s acquisition of the Nanotailor capital stock, and its intended use and operation of the Business and which could not be transferred directly from Nanotailor to the Company, all of which shall be in full force and effect and not subject to appeal.

(c)           Due Diligence of the Company.  The Company shall have conducted such diligence checks as desired and shall have affirmatively elected to proceed with the transactions contemplated under this Agreement.

(d)           Consents.  All required consents, authorizations and approvals of third parties to the consummation of the transactions contemplated hereby, shall have been obtained by Nanotailor in form and substance satisfactory to the Company.

(e)           No Adverse Changes.  There shall have been no adverse changes in the operations, conditions (financial or otherwise), properties, assets, business or prospects of the Business.
(f)           Legal Matters.  There shall have been furnished to the general counsel for the Company certified copies of such corporate records of Nanotailor and copies of such other documents as such counsel may reasonably have requested.  All legal matters and proceedings in connection with this Agreement and the transactions contemplated hereby shall have been approved by such counsel.

(g)           Receipt of Closing Documents.  The Company shall have received all of the closing documents referred to in Section 7.1 hereof.

6.2           Conditions Precedent to the Obligation of Nanotailor.  Notwithstanding any other provision of this Agreement, the obligation of Nanotailor to consummate the transactions contemplated hereby shall be subject to the satisfaction on the Closing Date of the following conditions precedent, unless waived in writing by Nanotailor:

(a)           Representations, Warranties and Covenants.  The representations and warranties of the Company contained in Article 4 hereof shall be true and correct in all material respects as of the date when made and as of the Closing Date, except to the extent necessary to reflect the consummation of the transactions provided for herein and except as otherwise contemplated by this Agreement.  The Company shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date.

(b)           Adequate Warrant Exercise.  Pursuant to the Warrant Funding Plan in Section 2.4, the Company shall have in escrow not less than $200,000 as a closing contingency hereunder.  Such Escrow shall include the formal commitment (the “Warrant Exercise Commitments”) to use debt, if allowable and desired by the lender, that Nanotailor has already received prior to the Closing as funding to exercise warrants.

(c)           Due Diligence of Nanotailor.  Nanotailor shall have conducted the due diligence checks desired and shall have affirmatively elected to proceed with the transactions contemplated under this Agreement.

(d)           No Adverse Changes.  There shall have been no adverse changes in the operations, conditions (financial or otherwise), properties, assets, business or prospects of the the Company.

(e)           Officers and Directors.  Michael S. Williams agrees to resign as an officer and Director of the Company at the Closing.  Lanny R. Lang, who would then be the sole remaining Director after the Closing shall agree to appoint the persons listed on Schedule 6.2(e) as the New Directors and then Mr. Lang shall resign as an Officer and Director.

(f)           Receipt of Closing Documents.  Nanotailor shall have received all of the closing documents referred to in Section 7.2 hereof.

ARTICLE 7 - Closing Documents

7.1           Documents to be Delivered by Nanotailor.  Nanotailor agrees to deliver to the Company on the Closing Date the following:

(a)           Good Standing Certificate for Nanotailor.  A certificate of good standing of Nanotailor issued by the applicable authority of the State of Delaware dated not more than 10 days prior to the Closing Date.

(b)           Certificate of Secretary of Nanotailor.  Certificate of the Secretary of Nanotailor dated the Closing Date with respect to corporate proceedings authorizing this Agreement and the transactions contemplated hereunder.

(c)           Opinion regarding share issuance.  Nanotailor’s counsel shall issue an opinion that the Company shares issued to the Nanotailor Shareholders are exempt from registration pursuant to Section 4(2) the 33 Act.

(d)           Other Documents.  Such other documents and showings as shall reasonably be requested by the Company.

7.2           Documents to Be Delivered by the Company.  the Company agrees to deliver to Nanotailor on the Closing Date the following:

(a)           Certificate of Secretary of the Company.  Certificate of the Secretary of the Company dated the Closing Date with respect to corporate proceedings authorizing this Agreement and the transactions contemplated hereunder.

(b)           Other Documents.  Such other documents and showings as shall reasonably be requested by Nanotailor.

ARTICLE 8 - Termination, Amendments, Waiver And Assignment

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           By mutual consent of the Company and Nanotailor;

(b)           By the Company (i) if in good faith opinion of the Company, upon written notice with reasonable rights to cure within a minimum of five days from such notice, Nanotailor has breached any of the representations, warranties or covenants of this Agreement or (ii) if any of the conditions precedent as set forth in Section 6.1 above have not been performed by the Closing Date;

(c)           By the Company if the Closing has not occurred by May 15, 2008 to no fault or delay contributed to by the Company (the “Termination Date”).

(d)           By Nanotailor (i) if in good faith opinion of Nanotailor, upon written notice with reasonable rights to cure within a minimum of five days from such notice, the Company has breached any of the representations, warranties or covenants of this Agreement or (ii) if any of the conditions precedent as set forth in Section 6.2 above have not been performed by the Closing Date.

(e)           By Nanotailor if there are insufficient Warrant Proceeds or Warrant Exercise Commitments in escrow with the Company prior to the Termination Date.

(f)           By the any party to this Agreement, if any other party shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the any other party hereunder.

8.2           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1 hereof, there shall be no liability on the part of either party to the other, provided, however, that (a) this Section 8.2 shall not preclude liability attaching to a party who has caused the termination hereof by willful act or willful failure to act in violation of the terms and provisions of this Agreement, and (b) termination of this Agreement shall not terminate or affect the agreements of the parties hereto set forth in Sections 9.3 or 9.4 hereof.

8.3           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4           Waiver.  Any terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same.  No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

8.5           Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such written consent shall be null, void and without legal effect.

ARTICLE 9 - General Provisions

9.1           Indemnification.

(a)           Nanotailor’s Indemnification.  Nanotailor agrees to indemnify and hold harmless the Company, from and against any claim, loss, damage, cost or expense whatsoever, including attorneys’ fees and expenses of litigation, which the Company may incur or suffer by reason, either directly or indirectly, of any of the following:

(i)           The inaccuracy of any representation or warranty made by Nanotailor hereunder;

(ii)           The breach of any of the agreements or covenants of Nanotailor contained herein or in any certificate or other document delivered by Nanotailor to the Company in accordance with the terms hereof;

(iii)           All litigation, suits, claims, demands, proceedings or matters relating to the operation of the Business on or prior to the Closing Date.  the Company may contest any claim or liability, which, if established, would be the subject of indemnification hereunder, and in such event all legal fees, disbursements and other costs and expenses of such contest shall also be an item of indemnification by Nanotailor hereunder.

(b)           The Company’s Indemnification.  the Company agrees to indemnify and hold harmless Nanotailor from and against, any claim, loss, damage, cost or expense whatsoever, including attorneys’ fees and expenses of litigation, which Nanotailor may incur or suffer by reason, either directly or indirectly of the following:

(i)           The inaccuracy of any representation or warranty made by the Company hereunder;

(ii)           The breach of any of the agreements or covenants of the Company contained herein or in any certificate or other document delivered by the Company to Nanotailor in accordance with the terms hereof, and

9.2           Brokerage Commission.  Each party hereto represents and warrants that it has not had any negotiations or dealings with any advisors, brokers or finders, and that no obligation or liability, contingent or otherwise, for advisory, brokerage or finder’s commissions or fees has been incurred in connection with the transactions contemplated hereunder.  The parties each further agree to indemnify and hold the other harmless from and against the claims of any person, firm or corporation claiming any brokerage commission, finder’s fee or similar compensation based on any alleged negotiations or dealings with the indemnity contrary to the foregoing representations.

9.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to Nanotailor:

Nanotailor, Inc.
701 Brazos
Austin, TX 78701
Attn: Ramon Perales

With a copy to:

Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, NY 10022
Attn: Frederick M. Mintz, Esq.

If to the Company:

Visitalk Capital Corporation
14647 S. 50th Street, Suite 130
Phoenix, AZ 85044
Attn: Michael S. Williams

Written notice given by any other method shall be deemed effective only when actually received by the party to whom given.

9.4           Expenses.  Except as set forth below, the parties shall bear their own respective legal, accounting, title and other related expenses in connection with this Agreement and the issuance and acquisition provided for hereunder.  In the event of termination of this Agreement under Section 8.1 by Nanotailor without reasonable cause, Nanotailor agrees to reimburse the Company for its actual costs and expenses incurred in connection with preparation of this Agreement, the Warrant Exercise Notice and the Proxy not to exceed $25,000.

9.5           Legal Representation.  The parties hereto acknowledge they have been advised to seek independent legal and accounting advice in connection with this Agreement and the transactions contemplated herein and have obtained such advice to the extent desired by them.

9.6           Miscellaneous.  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall be binding upon and inure to the benefit of the Company and Nanotailor, and their respective successors and assigns; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Arizona as applied without regard to conflict of law principles.  This Agreement may be executed in counterparts which together shall constitute a single agreement. Article headings and Section headings as contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           Gender.  Where in this Agreement masculine pronouns are used, such words shall be considered feminine or neuter pronouns where the context indicates the propriety of such use.

9.8           Illegality.  In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be deemed modified to the least extent necessary to cause such provision to be valid, legal or enforceable, and the validity, legality and enforceability of the other provisions of the Agreement shall not be affected or impaired thereby.

9.9           Effect of Attachments.  Each Schedule referred to herein shall be deemed a part of this Agreement to the same extent as if each such Schedule was set forth herein in its entirety.

In Witness Whereof, this Agreement has been executed by the parties hereto as of the day and year first written above.

The “Company” VT International Corp.	“Nanotailor” Nanotailor, Inc.
/s/ Michael S. Willism	/s/ Ramon Perales
By: Michael S. Williams	By: Ramon Perales
Its: President	Its: President

“VCC” Visitalk Capital Corporation	“Nanotailor Shareholders”
/s/ Michael S. Williams	/s/ Ramon Perales
By: Michael S. Williams	By: Ramon Perales, Agent
Its: President

List of Exhibits or Schedules

1.1	Nanotailor Shareholders; addresses and SS#

1.2	Shares to be issued in the exchange

1.4	Employment Agreement

2.1	Shareholder’s Agreement

2.2

3.7	Adverse Claims

3.8	Insurance Policies

3.9	Litigation

3.10	Proprietary Rights

3.11	Financial Statements of Nanotailor

3.13	Commitments

4.7	Financial Statements of the Company

6.2(e)	New Directors to be appointed after the Closing